Exhibit 23.1

                        INDEPENDENT AUDITORS' CONSENT


 We consent to the incorporation by reference in Registration Statement No. 333-71077 on Form S-3, Registration Statement No. 333-106878 on Form S-3, Registration Statement No. 333-73391 on Form S-8, and Registration Statement No. 333-106880 on Form S-8 of First Cash Financial Services, Inc. of our report dated March 8, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's adoption of Financial Accounting Standards Board Interpretation No. 46(R) Consolidation of Variable Interest Entities, effective December 31, 2003, and adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002) appearing in this Annual Report on Form 10-K of First Cash Financial Services, Inc. for the year ended December 31, 2003.


 DELOITTE & TOUCHE LLP
 Fort Worth, Texas
 March 8, 2004